Exhibit 10.30

Exhibit 10.30 as filed with 10-K	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

AMENDED AND RESTATED SERVICES AGREEMENT

THIS SERVICES AGREEMENT, originally made and entered into as of February 15, 2002 (the “Effective Date”), as amended by that First Amendment to the Services Agreement (“First Amendment”) made and entered into as of October 3, 2003 (the “First Amendment Effective Date”) by and between TIVO INC., a Delaware corporation (“TIVO”), and DIRECTV, INC., a California corporation (“DIRECTV”) is hereby amended and restated in full as of March 31, 2005 (the “Restatement Effective Date”). (As so amended and restated herein, the “Agreement.”)

RECITALS

WHEREAS, TiVo has developed and commercially launched stand alone set-top receivers (the “Stand Alone Receivers”) that allow consumers to receive the personalized television services provided by TiVo;

WHEREAS, the parties have developed and commercially launched a DIRECTV-TiVo combination receiver referred to as the “Reno Receiver”, and have entered into a Development Agreement dated February 15, 2002 (the “Development Agreement”) relating to the development, production and marketing of another DIRECTV-TiVo combination receiver referred to as the “Provo Receiver” and, at DIRECTV’s option, a third DIRECTV-TiVo combination receiver referred to as the “Two-Chip Receiver” (the Reno Receiver, Provo Receiver and Two-Chip Receivers are collectively referred to herein as the “DIRECTV DVR Receivers”); and

WHEREAS, the parties mutually desire that TiVo license the Authoring Tools (as defined herein) to DIRECTV for use in conjunction with the DIRECTV Service, as well as provide certain value-added services to DIRECTV.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, promises and undertakings set forth in this Agreement, the parties hereby agree as follows:

AGREEMENT

1. DEFINITIONS. The capitalized terms in this Agreement shall have the following meaning:

1.1 “Authoring Tools” shall be the tools set forth in Exhibit A.

1.2 “i-Preview Tags” shall mean software tags inserted into line 21 of the vertical blanking interval (“VBI”), or any digital equivalent (including, without limitation, EIA-708-B data) of broadcast or cable television video signals using the Authoring Tools to cause TiVo Receivers to display user interface elements superimposed over video content where such user interface elements may be selected by the end user of a TiVo Receiver to schedule recordings or display Showcases.

1.3 [*]

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1.4 “TiVo Receiver” shall mean any Stand Alone Receiver or any DIRECTV DVR Receiver.

1.5 “TiVoVision” shall mean any promotional and advertising content or functionality for TiVo Receivers that may be created using the Authoring Tools other than i-Preview Tags, including, without limitation, Showcases and Lead Generation and Submission Functionality.

1.6 “Showcases” shall mean any user interface elements created using the Authoring Tools that may be selected, accessed or viewed by the end user of a TiVo Receiver and that are used for promotional or advertising purposes, including, without limitation, the display of images and/or text, playback of video and/or audio clips, Lead Generation and Submission Functionality, and functionality to schedule promoted recordings, subscribe to services or purchase products.

1.7 “Central Promotion” shall mean content (e.g., text with a gold star graphical element) that is placed in a DIRECTV DVR Receiver menu to promote a Showcase and which may be selected by the end user to display such Showcase.

1.8 “Lead Generation and Submission Functionality” shall mean any content or functionality created using the Authoring Tools that requires the customer to initiate a process whereby customer information (e.g., customer address or credit card) is used to provide the customer with a product, service, information, or inclusion in a promotional mailing list.

1.9 “Approved Lead Generation Functionality” shall mean each instance of Lead Generation and Submission Functionality that has been approved by DIRECTV for distribution to the DIRECTV DVR Receivers, in accordance with Exhibit C.

Unless otherwise defined herein, capitalized terms shall have the respective meanings as defined in the Development Agreement.

2. LICENSE GRANTS; COMMERCIAL USE.

2.1 License Grant. Subject to the terms and conditions of this Agreement, TiVo grants to DIRECTV a nontransferable (except as set forth in Section 13.4 (Successors; Assigns)) license to internally use, perform, display and reproduce, or to engage a third party to do any of the foregoing on behalf of DIRECTV, the Authoring Tools solely to exercise its rights set forth in this Section 2.

2.2 i-Preview.

(a) DIRECTV’s Commercial Use. DIRECTV may use the Authoring Tools to create and distribute i-Preview Tags to end users of DIRECTV DVR Receivers (such use, “DIRECTV’s i-Preview Use”). Any revenues actually received by DIRECTV resulting from DIRECTV’s i-Preview Use will be retained by DIRECTV solely and will not be subject to a revenue share with TiVo.

(b) TiVo’s Commercial Use. DIRECTV grants TiVo the right to distribute i-Preview Tags to DIRECTV DVR Receivers (such use, as restricted below, “TiVo’s i-Preview Use”); provided, however, that TiVo may not distribute to DIRECTV DVR Receivers any

i-Preview Tag which [*]. Any revenues actually received by TiVo resulting from TiVo’s i-Preview Use will be retained by TiVo solely and will not be subject to a revenue share with DIRECTV. TiVo may sublicense the above rights to any licensee of the Authoring Tools [*].

(c) TiVo i-Preview Tag Reports. TiVo shall [*] provide DIRECTV with notice of any i-Preview Tags inserted into television commercials by TiVo, indicating the content/type of tag, the type of product or service advertised, and proposed location of any graphical elements that will appear within such television commercial. DIRECTV will [*] notify TiVo [*].

(d) DIRECTV i-Preview Pass Through Obligation. DIRECTV shall pass through i-Preview Tags via line 21 of the VBI, or via any digital equivalent (including, without limitation, EIA-708-B data) without any restriction, modification, alteration or other interference by DIRECTV, provided no action is required by DIRECTV to pass through such i-Preview Tags (i.e., DIRECTV passes (or reconstitutes) information received via line 21 of the VBI, or via such digital equivalent, in its regular course of business, without modification) [*].

2.3 TiVoVision.

(a) DIRECTV’s TiVoVision Use. DIRECTV may use the Authoring Tools to create and distribute TiVoVision to DIRECTV DVR Receivers (such use, “DIRECTV’s TiVoVision Use”). Any revenue actually received by DIRECTV resulting from DIRECTV’s TiVoVision Use will be retained by DIRECTV solely and will not be subject to a revenue share with TiVo.

(b) TiVo’s TiVoVision Use. DIRECTV grants TiVo the right to distribute TiVoVision to DIRECTV DVR Receivers (such use, “TiVo’s TiVoVision Use”); provided, however, that TiVo may not distribute to DIRECTV DVR Receivers any TiVoVision which (i) [*], (ii) [*], (iii) is rejected by DIRECTV pursuant to DIRECTV’s editorial review rights described in Section 6.3(a), (iv) includes any Lead Generation and Submission Functionality that is not an instance of Approved Lead Generation Functionality, or (v) will negatively impact the business relationship between DIRECTV and a third party [*], is participating in one or more [*], or is a [*] to DIRECTV. For purposes of clarification, the fact that DIRECTV is or may be negotiating with a third party to create or distribute TiVoVision for such third party (programmer or other) shall not be deemed to create such negative impact. Any revenues actually received by TiVo resulting from TiVo’s TiVoVision Use will be retained by TiVo solely and will not be subject to a revenue share with DIRECTV.

(c) TiVo’s Hard Disk Allocation. DIRECTV shall allocate for TiVo’s TiVoVision Use in each DIRECTV DVR Receiver [*] (i) [*] of persistent video recording capacity in such DIRECTV DVR Receiver (assuming use of the best recording quality setting for such DIRECTV DVR Receiver) without regard to the standards or technology employed by or used in such DIRECTV DVR Receiver; [*] (ii) [*] reserved hard disk space in such DIRECTV DVR Receiver. Such allocation shall be referred to as the “TiVo Hard Disk Allocation” for each such DIRECTV DVR Receiver. DIRECTV shall use commercially reasonable efforts to avoid

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broadcasting any content that would overwrite or otherwise make unavailable any data (whether video clips, Showcases or otherwise) resulting from TiVo’s TiVoVision Use in the TiVo Hard Disk Allocation. Notwithstanding the foregoing, in the event that DIRECTV causes, or expects to cause, any such data to be overwritten on any DIRECTV DVR Receiver, DIRECTV shall use commercially reasonable efforts to broadcast or re-broadcast any such data to such DIRECTV DVR Receiver as soon as practicable. The parties shall work together in good faith to manage throughout the Term, a process whereby both parties are able to track the status of network hard disk capacity in fielded DIRECTV DVR Receivers in order to assist the reliable delivery and capture of content. Such process shall be used in connection with the management of the TiVo Hard Disk Allocation as described in this Section 2.3(c).

(d) Satellite Broadcast Time. DIRECTV shall allocate to TiVo [*] of simultaneous, system-wide broadcast time, solely for TiVo’s use in distributing any Showcase content that will be available from within a Showcase (but not content that is recorded through a user-initiated record object), to the reserved portion of hard disk space in DIRECTV DVR Receivers in connection with TiVo’s rights under this Agreement. DIRECTV shall provide such broadcast time [*] on a recurring schedule [*], and shall provide TiVo with reasonable advance notice of any changes in such schedule.

(e) Showcase Grid Placement. With respect to the “Showcase” grid of DIRECTV DVR Receivers, the Parties agree as follows:

DIRECTV shall be entitled to use no fewer than [*] cells [*], within the [*] rows (each row is comprised of four cells), and TiVo shall be entitled to use no fewer than [*] cells [*], within the [*] row. If DIRECTV requires more than the [*] cells [*], DIRECTV shall use as many cells as necessary in the [*] rows [*]. If TiVo requires more than the [*] cells [*] and DIRECTV has occupied the [*] rows [*] and no more, TiVo shall use the cells in the [*] row [*] for each additional cell required. If TiVo requires more than [*] cells [*] and DIRECTV has occupied the [*] cells [*] and additional cells [*], TiVo shall use the [*] cells [*] the cells used by DIRECTV [*]. If DIRECTV is using less than the [*] cells [*], TiVo’s cells will move up such that TiVo’s cells will start immediately [*] DIRECTV’s last used cell. If TiVo is using less than the [*] cells [*] and DIRECTV requires more than the [*] cells [*], DIRECTV shall use the [*] cells in the [*] row, provided, however, that TiVo’s used cells are all [*]. For purposes of this Section 2.3(e), the “[*]” refers to the [*].

(f) Central Promotions. Due to the limited number of times end users of DIRECTV DVR Receivers may [*] and to permit effective promotion of Showcases, the parties agree to limit the number of Central Promotions to [*], unless otherwise agreed. Notwithstanding anything to the contrary in this Agreement, each party may distribute no more than [*] Central Promotions [*] to any given group of DIRECTV DVR Receivers, unless otherwise agreed.

(g) DIRECTV Requests for Showcase Distribution to Stand Alone Receivers. With respect to any Showcase that DIRECTV plans to distribute to DIRECTV DVR Receivers under this Agreement, DIRECTV may request distribution of such Showcase to the

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Stand Alone Receivers by sending such request in writing to TiVo’s Director of Advertising Sales, with a copy to TiVo’s Advertising and Research Sales Manager, specifying the brand to be advertised, proposed start date and duration, and number of minutes of video content. TiVo will consider each such distribution request in good faith and offer such distribution to DIRECTV unless TiVo reasonably determines that (i) [*]; or (ii) [*]. TiVo will use reasonable efforts to respond to any such request [*] and will endeavor to respond [*] whenever possible. The response from TiVo will indicate whether TiVo will offer distribution of such Showcase to the Stand Alone Receivers and, if so, the terms and conditions for such distribution, including available start dates and fees for such distribution [*]. Notwithstanding anything to the contrary in the foregoing, any Showcase to be distributed to the Stand Alone Receivers pursuant to this Section 2.3(g) may be rejected by TiVo pursuant to TiVo’s editorial review rights described in Section 6.3(b).

(h) No False or Misleading Representations. TiVo shall use commercially reasonable efforts to see that its employees do not intentionally misrepresent TiVo’s rights to distribute TiVoVision to the DIRECTV DVR Receivers under this Agreement (e.g., TiVo will use commercially reasonable efforts to see that its employees do not represent that TiVo may distribute Showcases to DIRECTV DVR Receivers that [*]). DIRECTV shall use commercially reasonable efforts to see that its employees do not intentionally misrepresent DIRECTV’s rights under this Agreement (e.g., DIRECTV will use commercially reasonable efforts to see that its employees do not represent that DIRECTV has the right to distribute Showcases to Stand Alone Receivers).

2.4 License Restrictions. DIRECTV acknowledges and agrees that the Authoring Tools contain valuable trade secrets of TiVo, and, except as otherwise expressly provided herein, DIRECTV shall not, and shall not provide permission to any third party, to: (a) translate, reverse engineer, decompile, disassemble, or attempt to derive the source code of the Authoring Tools; (b) sublicense, rent, lease, loan, timeshare, sell, distribute, assign or transfer any rights in, grant a security interest in, or transfer possession of any Authoring Tools; or (c) obfuscate, alter or remove any of TiVo’s copyright or other proprietary rights notices or legends appearing on or in the Authoring Tools.

2.5 Reservation of Rights; Ownership. Without limiting the rights granted to DIRECTV in Section 2.1 (License Grant), TiVo has and shall retain exclusive ownership of all of its right, title and interest in and to the Authoring Tools, and, other than the rights granted in Section 2.1, no other license, right, or interest is granted to DIRECTV by implication, estoppel, or otherwise, for any purpose.

3. USER DATA.

3.1 DIRECTV’s Use of User Data. Following the transition of any current TiVo Service subscribers to DIRECTV pursuant to the Development Agreement, DIRECTV shall own and control all customer data received, derived or otherwise collected from the DIRECTV DVR Receivers (the “User Data”). DIRECTV grants TiVo the right to use such User Data in accordance with this Section 3 (User Data). Subject to applicable Laws and the terms of the

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DIRECTV Privacy Policy (as such terms are defined below), at DIRECTV’s sole discretion, DIRECTV may elect to either: (i) provide such User Data to TiVo, provided, that in such event, DIRECTV shall provide the User Data in a form and manner reasonably specified by TiVo and agreed to by DIRECTV, with such agreement not to be unreasonably withheld or delayed; or (ii) allow TiVo to collect User Data directly from the DIRECTV DVR Receivers, provided, however, that in the case of any User Data generated in response to Approved Lead Generation Functionality distributed to DIRECTV DVR Receivers (such User Data, the “Lead Generation Responses”), subject to applicable Laws and the terms of the DIRECTV Privacy Policy, option (ii) shall always apply (i.e., TiVo shall be permitted to collect the Lead Generation Responses directly from the DIRECTV DVR Receivers). In the case of either option (i) or (ii), TiVo [*] its receipt or collection of the User Data. In the event any User Data resides with, is controlled by or is in the possession of TiVo, TiVo agrees to transfer, provide and otherwise make available such User Data to DIRECTV in accordance with Section 6.2. DIRECTV [*] its receipt or collection of the User Data.

3.2 TiVo’s Use of User Data. Subject to Sections 3.1 and 3.3 of this Agreement, DIRECTV grants TiVo a non-transferable (except as set forth in Section 13.4 (Successors; Assigns)) license to use, perform, display, reproduce and create derivative works from, or to engage a third party to do any of the foregoing on behalf of TiVo, the User Data, provided, however that TiVo may not segregate out solely DIRECTV customers, uses, viewing patterns, programming or other data regarding services available exclusively to DIRECTV subscribers, e.g., NFL Sunday Ticket, or the DIRECTV DVR Receivers (as compared to all TiVo Receivers) (collectively, the “DIRECTV Sort Restriction”), in each case subject to Laws (as defined below) and the then-current DIRECTV privacy policy applicable to DIRECTV DVR Receivers (the “DIRECTV Privacy Policy”). It is understood and agreed that the use or presentation of data related solely to features that are unique to TiVo Receivers other than DIRECTV DVR Receivers shall not be deemed to be a violation of this Section 3.2.

3.3 DIRECTV Sale of User Data to Third Parties. DIRECTV shall have the right to sell User Data to third parties subject to applicable Laws. Any revenues actually received by DIRECTV resulting from the sale of such User Data [*], except for revenues actually received from sales of User Data collected and processed [*] of TiVo Server Technology (as defined in the Intellectual Property and Technology License Agreement (the “Technology License Agreement”)), [*] TiVo under Section 6.2, or other [*] TiVo, all of which shall be retained by DIRECTV.

3.4 TiVo’s Sale of User Data to Third Parties. Subject to the terms and conditions of Section 3.1 above, the DIRECTV Sort Restriction, applicable Laws, and the DIRECTV Privacy Policy (a current copy of which is attached hereto as Exhibit B, as amended from time to time), TiVo may offer to sell, sell, offer to license or license User Data and any derivative work incorporating such User Data to any third party other than a DIRECTV competitor. Any revenue actually received by TiVo resulting from TiVo’s use of User Data will be retained by TiVo solely and will not be subject to a revenue share with DIRECTV.

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4. INTENTIONALLY OMITTED.

5. USE OF EXISTING SERVICES AND FUNCTIONALITIES.

5.1 Existing Marketing Agreement. With respect to the Marketing Agreement, dated April 13, 1999 (the “Marketing Agreement”) DIRECTV and TiVo acknowledge that (i) DIRECTV’s bandwidth obligations under this Agreement shall supersede DIRECTV’s bandwidth obligations under the Marketing Agreement; and (ii) TiVo’s obligation to provide a Showcase to DIRECTV shall be superseded by the terms of this Agreement. Bandwidth made available under this Agreement by DIRECTV shall serve to satisfy DIRECTV’s obligations under the Promissory Note referenced in the Marketing Agreement.

5.2 TiVo’s Use of Network Showcases and TiVolution Magazine. As of the Restatement Effective Date, TiVo shall terminate the distribution and display of the Showcases commonly referred to by the parties as the “Auto-Generation Showcases” (i.e., those Showcases that are automatically generated and solely schedule recordings) and the “TiVolution Magazine” to DIRECTV DVR Receivers.

6. OTHER CONSIDERATIONS.

6.1 Technical Support.

(a) Technical Assistance. During the Term, TiVo shall provide to DIRECTV commercially reasonable training and technical assistance related to DIRECTV’s reasonable use of the most recent version of the Authoring Tools provided by TiVo to DIRECTV and use of TiVo’s server infrastructure, if applicable, in accordance with this Agreement. In furtherance and not in limitation of the foregoing, TiVo shall provide sufficient technical assistance regarding the then-current version of the Authoring Tools so that (i) [*] of notice from DIRECTV regarding a problem or issue with the Authoring Tools, the appropriate TiVo personnel are available to meet (in person or by phone, as appropriate) with DIRECTV to discuss in detail and provide initial evaluation of the problem or issue and (ii) TiVo shall further evaluate and define the scope of the issue or problem and use commercially reasonable efforts to provide potential solutions thereto [*] after such initial meeting.

(b) Upgrades to Authoring Tools. TiVo shall provide upgrades to the Authoring Tools which TiVo creates, if any, during the Term.

6.2 Technical Support by TiVo for DIRECTV’s Use of User Data. At DIRECTV’s option, TiVo agrees to provide to DIRECTV commercially reasonable training, technical assistance and use of TiVo’s data collection and reports, infrastructure and tools in accessing User Data. Such support and access shall be provided by TiVo upon payment by DIRECTV to TiVo of an additional fee of [*] per year, which [*] is subject to set-off for revenues shared by DIRECTV with TiVo in accordance with Section 3.3 (DIRECTV Sale of User Data to Third Parties). By way of example, if in a given year DIRECTV received revenues of [*] resulting from the sale of User Data ([*] of which would be payable to TiVo in accordance

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with Section 3.3 (DIRECTV Sale of User Data to Third Parties)), DIRECTV’s fee payment for that year would be [*].

6.3 Editorial Review Rights.

(a) DIRECTV shall have the right to reasonably review and approve the factual accuracy and the creative content generated by TiVo or any third party providing content to TiVo for distribution to the DIRECTV DVR Receivers, including but not limited to Showcases and Lead Generation and Submission Functionality (collectively, the “TiVo Content”). All TiVo Content shall comply with applicable Laws and comport with reasonable standards of good taste (consistent with the broadcast standards utilized by major broadcast television networks for commercial advertising, including standards applicable to advertising that is available during daytime hours), including without limitation, those relating to advertisements of material that would be considered objectionable to a reasonable DIRECTV customer, and further including without limitation, those relating to advertisements for drug-related paraphernalia, cigarettes and distilled spirits.

(b) TiVo shall have the right to reasonably review and approve the factual accuracy and the creative content generated by DIRECTV or any third party providing content to DIRECTV for distribution to the Stand Alone Receivers (including but not limited to Showcases and Lead Generation and Submission Functionality (collectively, the “DIRECTV Content”). All DIRECTV Content shall comply with applicable Laws and comport with reasonable standards of good taste (consistent with the broadcast standards utilized by major broadcast television networks for commercial advertising, including standards applicable to advertising that is available during daytime hours), including without limitation, those relating to advertisements of material that would be considered objectionable to a reasonable TiVo customer, and further including without limitation, those relating to advertisements for drug-related paraphernalia, cigarettes and distilled spirits.

(c) DIRECTV and TiVo will cooperate to establish mutually agreeable editorial review procedures so as to enable each party to exercise its rights as contemplated by this Agreement.

6.4 User-Interface Modifications and Control. DIRECTV shall have the sole control over modifications to the user interface in the application of the TiVoVision functionality on the DIRECTV DVR Receivers for DIRECTV TiVoVision Use, and TiVo agrees to implement and manage such user interface modifications at TiVo’s then-current rates for such services; provided that, prior to DIRECTV exercising its license option pursuant to Section 4.6 (Technology License) of the Development Agreement, any such modification does not require an upgrade to the then-current software version on any of the DIRECTV DVR Receivers. The user interface presentation for the TiVoVision functionality on the DIRECTV DVR Receivers for TiVo’s TiVoVision Use shall be substantially similar in nature and quality as that of DIRECTV use for similar content.

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6.5 Publishing Instruction Report; Showcase Publishing Status Reports.

(a) Showcase Publishing Instruction Report. Commencing no later than [*], DIRECTV shall provide to TiVo a “Publishing Instruction Report” to assist TiVo in planning the Showcase publishing activity and preparing the Showcase Publishing Status Report described below, with revised Publishing Instruction Reports to be provided by DIRECTV on a [*] basis no less than [*] prior to the start of the [*] described in the applicable Publishing Instruction Report. Each Publishing Instruction Report shall contain at a minimum the following information with respect to each DIRECTV-authored Showcase planned to be distributed during the described [*]: (i) First and last day of distribution of each DIRECTV-authored Showcase planned to be distributed during the [*]; (ii) Central Promotion text (if applicable) and associated distribution schedule; (iii) Position in Showcase grid of each DIRECTV-authored Showcase; (iv) Total video clip length per DIRECTV-authored Showcase; (v) the length of each individual video clip; and (vi) DIRECTV’s requirements (including frequency of delivery) for any DIRECTV-Authored Showcase Reports (as described below in Section 6.6).

(b) Showcase Publishing Status Reports. Commencing on the First Amendment Effective Date, TiVo shall create, maintain and provide to DIRECTV, no later than [*] prior to the start of the [*] described, a “Showcase Publishing Status Report” containing at a minimum the following information with respect to each TiVo-authored Showcase, and, beginning with receipt of the Showcase Publishing Instruction Report, also with respect to each DIRECTV-authored Showcase planned to be distributed during the described [*]: (i) First and last day of distribution for each Showcase; (ii) DIRECTV Central Promotion text (if applicable) and associated distribution schedule; (iii) Position in Showcase grid of each Showcase; (iv) Total video clip length per Showcase, along with schedule and total video clip length of all Showcases to be distributed to the hard disk of DIRECTV DVR Receivers during the [*]; and (v) description of each new TiVo-authored Showcase sufficient to allow DIRECTV to develop customer service agent scripting to support in-bound inquiries from DIRECTV DVR Receiver customers relating to such TiVo-authored Showcases. DIRECTV shall provide any corrections or changes to the Publishing Status Report items prior to expiration of the [*], and TiVo shall then make such corrections or changes prior to the distribution of such items to subscribers.

6.6 DIRECTV-Authored Showcase Reports.

(a) Reporting Obligations. Commencing with the First Amendment Effective Date and solely with respect to each DIRECTV-authored Showcase distributed during the Term, whenever DIRECTV-authored Showcases are distributed, TiVo shall provide DIRECTV with a basic report (the “DIRECTV-Authored Showcase Report”) of the User Data capturing interactions of end users with each such DIRECTV-authored Showcase. A separate DIRECTV-Authored Showcase Report shall be provided for each DIRECTV-authored Showcase on such frequency as requested by DIRECTV pursuant to the Publishing Instruction Report, but in any event no more than a [*] basis per DIRECTV-Authored Showcase Report.

(b) Report Format. The format for a basic DIRECTV-Authored Showcase Report is presented in Attachment 1 to the First Amendment to this Agreement. DIRECTV

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acknowledges and agrees that TiVo may modify the form of such basic DIRECTV-Authored Showcase Report in TiVo’s sole discretion, so long as the information conveyed in the basic report is not materially reduced.

(c) Report Format Modification Requests. In the event DIRECTV wishes to receive a basic DIRECTV-Authored Showcase Report that differs from that defined in Attachment 1 to the First Amendment to this Agreement, DIRECTV shall request TiVo for such report; provided, however, if such modified report is created pursuant to the terms set forth herein, all subsequent DIRECTV-Authored Showcase Reports shall be in the modified form. DIRECTV shall be allowed to make such requests no more than [*] per calendar [*]. TiVo shall assess the costs associated with providing a report meeting with DIRECTV’s request. In the event that TiVo determines such costs will [*], TiVo will create the modified DIRECTV-Authored Showcase Report on a timely basis. In the event that TiVo determines such costs will [*], the parties will follow the processes set forth in Section 6.6(d) below.

(d) Custom Research. In the event DIRECTV or any third party wishes to receive from TiVo significantly more comprehensive DIRECTV-Authored Showcase Reports and/or additional research solely related to User Data (collectively, “Custom Research”), DIRECTV shall contact, or may direct such third party to contact, TiVo. TiVo shall negotiate in good faith with DIRECTV or, solely if requested by DIRECTV, such third party (as the case may be) the terms and conditions pursuant to which TiVo would provide such Custom Research. TiVo shall pay DIRECTV [*] of any revenue actually received by TiVo resulting from TiVo’s sale of any Custom Research to any such third party and retain the [*] of such revenue. TiVo shall not sell any Custom Research other than as set forth in the preceding sentence (i.e., only third parties which DIRECTV has requested or approved shall be permitted to purchase Custom Research from TiVo. For purposes of clarification, Custom Research does not include or incorporate any customer data received, derived or otherwise collected from the Stand Alone Receivers (“Stand Alone Data”), and TiVo, in its sole discretion, shall determine whether to provide Stand Alone Data (or any report or other document which includes or incorporates Standalone Data) to DIRECTV or any third party.

(e) Scope of Reporting Obligations. TiVo’s obligations under this Section 6.6 shall continue through the Term. This Section 6.6 comprises TiVo’s sole and entire reporting obligation with respect to User Data, other than as expressly set forth in Section 3.2 of this Agreement.

6.7 DIRECTV Lead Generation Files. DIRECTV shall notify TiVo no less than [*] prior to distributing any lead generation objects to DIRECTV DVR Receivers and provide TiVo with the following information: (i) the dates that DIRECTV will distribute such lead generation objects; (ii) the frequency with which (or the period for which) DIRECTV desires TiVo to collect and aggregate responses to lead generation objects (e.g., [*]) into a lead generation file; and (iii) the person or persons DIRECTV designates to receive such lead generation file (such person, “DIRECTV’s Lead Gen Recipient”). TiVo shall use commercially reasonable efforts to deliver lead generation files in TiVo’s standard format to DIRECTV’s Lead Gen Recipient

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within [*] of the end of the collection/aggregation period selected by DIRECTV. DIRECTV shall pay TiVo [*], for each full lead generation file that TiVo delivers pursuant to this Section 6.7.

7. REPRESENTATIONS AND WARRANTIES OF TIVO. TiVo represents and warrants to DIRECTV and agrees that:

7.1 Organization, Good Standing and Qualification. TiVo is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. TiVo is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

7.2 Authorization; Binding Obligation. All corporate action on the part of TiVo, its officers, directors and stockholders necessary for the authorization, execution, and delivery of this Agreement has been taken. The performance of all obligations of TiVo hereunder constitutes valid and legally binding obligations of TiVo, enforceable against TiVo in accordance with its respective terms.

7.3 No Consents. The execution and delivery of this Agreement in accordance with the terms thereof and the compliance by TiVo with the provisions hereof or thereof (i) are not and will not be inconsistent with TiVo’s Charter or Bylaws, (ii) do not and will not contravene any Laws (as defined below) applicable to TiVo, and (iii) do not and will not contravene any material provision of, or constitute a default under, any indenture, mortgage, contract, license, agreement or other instrument of which TiVo is a party or by which it is bound or requires the consent or approval of, the registration with or the taking of any action in respect of or by, any federal, state or local government authority or agency or other person.

7.4 Laws. TiVo has complied and shall comply with any and all Laws regarding TiVo’s development of the Authoring Tools, the Provo Receiver and Two-Chip Receiver and TiVo’s deployment, if applicable, of the Authoring Tools and TiVo’s other obligations hereunder. As used herein, “Laws” shall mean FCC and all other governmental (whether international, federal, state, municipal, or otherwise) statutes, laws, rules, regulations, ordinances, codes, directives, and orders.

7.5 Ability to Perform. TiVo possesses the technical and other knowledge and other abilities required to timely and fully meet its obligations under this Agreement.

7.6 Warranty Disclaimer. EXCEPT AS SET FORTH IN THIS SECTION 7, TIVO MAKES NO WARRANTIES AS TO THE PERFORMANCE OF THIS AGREEMENT OR THE DELIVERABLES OR THE SERVICES TO BE PROVIDED HEREUNDER, AND TIVO EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES IMPLIED AND STATUTORY, WHETHER ARISING FROM COURSE OF DEALING OR USAGE OF TRADE INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8. REPRESENTATIONS AND WARRANTIES OF DIRECTV. DIRECTV represents and warrants to TiVo and agrees that:

8.1 Organization, Good Standing and Qualification. DIRECTV is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has all requisite corporate power and authority to carry on its business as now conducted. DIRECTV is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

8.2 Authorization; Binding Obligation. All corporate action on the part of DIRECTV, its officers, directors and stockholders necessary for the authorization, execution, and delivery of this Agreement has been taken. The performance of all obligations of DIRECTV hereunder constitutes valid and legally binding obligations of DIRECTV, enforceable against DIRECTV in accordance with its respective terms.

8.3 No Consents. The execution and delivery of this Agreement in accordance with the terms thereof and the compliance by DIRECTV with the provisions hereof or thereof (i) are not and will not be inconsistent with DIRECTV’s Charter or Bylaws, (ii) do not and will not contravene any Laws applicable to DIRECTV, and (iii) do not and will not contravene any material provision of, or constitute a default under, any indenture, mortgage, contract, license, agreement or other instrument of which DIRECTV is a party or by which it is bound or requires the consent or approval of, the registration with or the taking of any action in respect of or by, any federal, state or local government authority or agency or other person.

8.4 Laws. DIRECTV has complied and shall comply with any and all Laws regarding DIRECTV’s obligations hereunder.

8.5 Ability to Perform. DIRECTV possesses the technical and other knowledge and other abilities required to timely and fully meet its obligations under this Agreement.

8.6 Warranty Disclaimer. EXCEPT AS SET FORTH IN THIS SECTION 8, DIRECTV MAKES NO WARRANTIES AS TO THE PERFORMANCE OF THIS AGREEMENT OR THE DELIVERABLES OR SERVICES TO BE PROVIDED HEREUNDER AND DIRECTV EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES IMPLIED AND STATUTORY, WHETHER ARISING FROM COURSE OF DEALING OR USAGE OF TRADE INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

9. CONFIDENTIALITY.

9.1 Confidential Information. Each party (the “Disclosing Party”) may, from time to time during the term of this Agreement, disclose or make available to the other party (the “Receiving Party”) certain proprietary or non-public information including, without limitation, trade secrets, know-how, formulas, flow charts, diagnostic routines, business information, forecasts, financial plans and data, customer information, marketing plans, and unannounced product information (collectively, “Confidential Information”). If provided in tangible form, such information shall be marked as “confidential” or “proprietary” or with a similar legend and, if disclosed orally or visually, shall be identified as confidential at the time of disclosure.

Confidential Information shall exclude information the Receiving Party can demonstrate by reasonably detailed written documentation: (a) was independently developed by the Receiving Party’s employees, consultants or contractors without access to or use of the Disclosing Party’s Confidential Information; (b) became known to the Receiving Party, without restriction, from a source (having a right to disclose such information) other than the Disclosing Party without breach of this Agreement; (c) was in the public domain at the time it was disclosed or enters the public domain through no act or omission of the Receiving Party; or (d) was rightfully known by the Receiving Party, without restriction, at the time of disclosure. For purposes of this Agreement, the Authoring Tools shall be deemed the Confidential Information of TiVo, regardless of whether they are marked as such.

9.2 Protection of Confidential Information. The Receiving Party shall not use the Confidential Information of the Disclosing Party except for the purpose of carrying out its rights or obligations under this Agreement and shall not disclose the Confidential Information of the Disclosing Party, except as expressly authorized in this Agreement or in writing by the Disclosing Party. Notwithstanding the foregoing, the Receiving Party may disclose any Confidential Information that must be disclosed pursuant to applicable federal, state, or local law, regulation, court order, or other legal process or pursuant to the rules and regulations of any stock exchange or stock association in which securities of the Receiving Party may be traded from time to time; provided, that the Receiving Party gives the Disclosing Party prompt written notice thereof and the Receiving Party obtains prior to any such disclosure a protective order or other appropriate remedy. The Receiving Party will use the same degree of care to prevent such misuse or disclosure that the Receiving Party uses with respect to its own proprietary information, but in no event with less than with reasonable care. Disclosure of Confidential Information does not constitute a license with respect to such Confidential Information.

9.3 Disclosure Restrictions. The Receiving Party may disclose Confidential Information only to its employees, consultants and contractors when such disclosure is necessary for the Receiving Party to exercise its rights in compliance with, and only for purposes contemplated by, this Agreement, provided such employees, consultants and contractors are advised of the confidential nature thereof and bound by nondisclosure obligations and restrictions no less restrictive than those set forth in this Section 9 (Confidentiality).

10. INDEMNIFICATION.

10.1 TiVo Indemnification Obligation.

(a) Indemnity. TiVo, at its own expense, shall (i) defend, or at its option, settle, any claims, suits, and actions brought by a third party (collectively “Claims”) against DIRECTV and its affiliated companies and their respective employees, officers, agents, attorneys, stockholders and directors, and their respective successors and assigns (the “DIRECTV Indemnified Party(ies)”) based on (1) allegations that the Content and/or Authoring Tools (in the form initially provided to DIRECTV) infringes any patent, copyright, moral rights or trademark, or misappropriates any trade secret issued or in effect in United States or violates any right of publicity or privacy, literary, music performance or dramatic right or otherwise constitutes libel, slander, plagiarism, or a violation of personal or property rights or (2) allegations that any use by TiVo or use expressly authorized by TiVo of the User Data violates any Law or the DIRECTV Privacy Policy or the other restrictions set forth herein, except, to the extent caused by DIRECTV in the case of violations of the Privacy Policy, or (3) allegations that any Content violates any Law; and (ii) pay any award, damages, or costs (including, without limitation, reasonable attorneys’ fees) as incurred or finally awarded by a court of competent jurisdiction or agreed on in a settlement of any such Claim; provided that DIRECTV: (A) promptly notifies TiVo, in writing, of all such Claims; (B) cooperates reasonably with TiVo (at TiVo’s expense) in defending such Claims; and (C) allows TiVo the primary right to control the defense (including the selection of counsel), or at TiVo’s sole option, to settle, all such Claims; provided such settlement provides a full unconditional release of DIRECTV and does not impose any liability on DIRECTV. At its discretion, DIRECTV shall be entitled to jointly participate in the defense of such Claim with counsel of its own selection and DIRECTV shall be obligated to pay the fees and expenses of such counsel of its own selection.

(b) Mitigation. If TiVo receives written notice of an alleged infringement or believes that a Claim of infringement is likely, or if DIRECTV’s use of the Authoring Tools is prevented by a permanent injunction, TiVo may, at its sole option and expense, (i) procure for DIRECTV the right to continue use of the Authoring Tools at TiVo’s sole expense; (ii) modify the Authoring Tools; or (iii) replace the infringing portion of the Authoring Tools with technology that does not infringe, provided that, in the case of subsections (ii) and (iii), the modified and/or replaced technology contains substantially similar functionality and otherwise complies with the requirements of this Agreement (the “Replacement Technology”).

(c) Exceptions. TiVo shall have no liability for any such Claims based on (i) any use of the Authoring Tools in combination with products, services or technology not required by TiVo or not otherwise required to use the Authoring Tools in a standalone form, if such infringement would not occur except for such combination; or (ii) any use of an infringing version of the Authoring Tools once a non-infringing version of Replacement Technology has been made available to DIRECTV.

(d) Entire Obligation. The foregoing states TiVo’s entire liability and DIRECTV’s sole and exclusive remedy with respect to any infringement by the Authoring Tools of any patents, copyrights, trademarks, trade secrets or other proprietary rights of any third party whether direct or contributory.

10.2 DIRECTV Indemnity.

(a) Indemnity. DIRECTV, at its own expense, shall (i) defend, or at its option, settle, any claims, suits, and actions brought by a third party (collectively “Claims”) against TiVo and its affiliated companies and their respective employees, officers, agents, attorneys, stockholders and directors, and their respective successors and assigns (the “TiVo Indemnified Party(ies)”) based on allegations that (1) any use by DIRECTV or use expressly authorized by DIRECTV of the Authoring Tools, violates any Law, other than Claims for which TiVo is obligated to defend DIRECTV pursuant to Section 10.1(a)(i)(1), or (2) allegations that any use by DIRECTV or use expressly authorized by DIRECTV of the User Data violates any Law or the DIRECTV Privacy Policy or the other restrictions set forth herein, except, to the extent caused by TiVo in the case of violations of the Privacy Policy; and (ii) pay any award, damages, or costs (including, without limitation, reasonable attorneys’ fees) as incurred or finally awarded in a court of competent jurisdiction or agreed on in a settlement of any such Claim; provided that TiVo (A) promptly notifies DIRECTV, in writing, of all such Claims; (B) cooperates reasonably with DIRECTV (at DIRECTV’s expense) in defending such Claims; and (C) allows DIRECTV the primary right to control the defense (including the selection of counsel), or at DIRECTV’s sole option, to settle, all such Claims; provided such settlement provides a full unconditional release of TiVo and does not impose any liability on TiVo. At its discretion, TiVo shall be entitled to jointly participate in the defense of such Claim with counsel of its own selection and TiVo shall be obligated to pay the fees and expenses of such counsel of its own selection.

(b) Exceptions. DIRECTV shall have no liability for any such Claims based on (i) a combination of the Authoring Tools with the DIRECTV DVR Receiver; or (ii) the TiVo Authoring Tools.

11. Limitation of Liability. EXCEPT IN THE EVENT OF A BREACH OF THE LICENSE GRANTED IN SECTION 2 (LICENSE GRANTS; COMMERCIAL USE), A KNOWING OR GROSSLY NEGLIGENT BREACH OF THE RESTRICTIONS HEREIN ON THE USE OF USER DATA, UNDER LAWS AND DIRECTV PRIVACY POLICY, OR A BREACH OF SECTION 9 (CONFIDENTIALITY) AND EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 10 (INDEMNIFICATION), IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER (INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS, OTHER COMMERCIAL LOSS, OR COST OF PROCUREMENT OF SUBSTITUTE TECHNOLOGY OR SERVICES), ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND EVEN IF ANY EXCLUSIVE REMEDY STATED IN THIS AGREEMENT IS DEEMED TO FAIL OF ITS ESSENTIAL PURPOSE. EXCEPT IN THE EVENT OF A BREACH OF THE LICENSES GRANTED IN SECTION 2 (LICENSE GRANTS; COMMERCIAL USE), A KNOWING OR GROSSLY NEGLIGENT BREACH OF THE RESTRICTIONS HEREIN ON THE USE OF USER DATA, UNDER LAWS AND DIRECTV PRIVACY POLICY, OR A BREACH OF SECTION 9 (CONFIDENTIALITY) AND EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 10 (INDEMNIFICATION), IN NO EVENT SHALL EITHER PARTY’S CUMULATIVE LIABILITY UNDER OR IN CONNECTION WITH THIS AGREEMENT EXCEED AN AMOUNT EQUAL TO THE AGGREGATE AMOUNT OF ALL FEES PAID BY, OR DUE FROM, DIRECTV TO TIVO HEREUNDER. THIS LIMITATION OF LIABILITY IS CUMULATIVE, WITH ALL PAYMENTS FOR CLAIMS IN CONNECTION WITH THIS AGREEMENT BEING AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT. THE EXISTENCE OF ONE OR MORE CLAIMS UNDER THIS AGREEMENT WILL NOT ENLARGE THE LIMIT.

12. TERM AND TERMINATION.

12.1 Term. The term (the “Term”) of this Agreement shall begin on the Effective Date and continue until the termination of the Development Agreement, unless sooner terminated pursuant to this Section 12 (Term and Termination). Notwithstanding the foregoing, no less than 90 days prior to the expiration of the Term, DIRECTV and TiVo agree to negotiate in good faith regarding an extension of the Term.

12.2 Termination. Either party may terminate this Agreement if the other party materially breaches this Agreement and fails to cure such breach within sixty (60) days after receipt of written notice thereof from the non-breaching party.

12.3 Survival. Sections 1 (Definitions); 2.5 (Reservation of Rights; Ownership); 3 (User Data) (but only as related to DIRECTV’s ownership and control of the User Data); 5.1 (Existing Marketing Agreement); 5.2 (TiVo’s Use of Network Showcases and TiVolution Magazine); 7 (Representations and Warranties of TiVo); 8 (Representations and Warranties of DIRECTV); 9 (Confidentiality); 10 (Indemnification); 11 (Limitation of Liability); 12.3 (Survival); 12.4 (No Liability for Termination); and 13 (Miscellaneous) shall survive the termination or expiration of this Agreement. Notwithstanding the foregoing, provided this Agreement is not terminated by the other party to this Agreement for material breach pursuant to Section 12.2 above, either party may fulfill its obligations under advertising agreements with third parties executed prior to expiration or termination of this Agreement (and the other party shall fulfill such obligations as necessary and appropriate hereunder in connection with such agreements) for up to twelve (12) months from such expiration or termination.

12.4 No Liability for Termination. Each party understands that the rights of termination hereunder are absolute. The terminating party shall not incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other arising from or incident to the terminating party’s exercise of its termination rights under this Agreement. In particular, without limiting the foregoing, the terminated party shall not be entitled to any damages on account of prospective profits or anticipated sales related to such exercise of termination rights.

13. MISCELLANEOUS.

13.1 No Agency. Each party will in all matters relating to this Agreement act as an independent contractor. Nothing contained in this Agreement, nor the execution or performance thereof, shall be construed as creating any agency, partnership, or other form of joint enterprise between the parties. Neither party will have authority nor represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other party, or to represent the other party as agent, employee or in any other capacity.

13.2 Taxes. All payments made by each party hereunder shall be paid without deduction for and net of any sales, use, excise, import or export, value-added or similar tax or duty, government permit or license fees, customs and similar fees, penalties and interest and any costs associated with the collection or withholding of any of the foregoing (except for taxes based on the receiving party’s net income) (collectively, “Taxes”). If any deduction is legally required on any fees payable by one party to the other party hereunder, the party making such payment shall pay in the manner and at the same time such additional amounts as will result in the receiving party receiving the amounts such party would have received absent such required deduction. The paying party shall promptly pay or reimburse all federal, state, and local Taxes, if any, due, arising from, or measured by amounts payable to the receiving party under this Agreement.

13.3 Amendment, Modification or Waiver. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties hereto.

13.4 Successors; Assigns. All the terms of this Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the respective parties hereto. Anything contained herein to the contrary notwithstanding, neither party may assign this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, in the event of a “TiVo Change of Control” (as defined below), upon the request of DIRECTV, provided [*] notice of such Change of Control is provided by TiVo, this Agreement shall be automatically amended to (i) terminate TiVo’s rights to distribute TiVoVision and I-Preview Tags to DIRECTV DVR Receivers, and terminate TiVo’s rights to associated broadcast time for delivery of content, and (ii) require DIRECTV to pay a license fee of [*] for use of the Authoring Tools thereafter during the remaining Term of this Agreement. Subject to DIRECTV’s timely exercise of the foregoing rights, either party may transfer and assign this Agreement, by operation of law or otherwise, to the surviving entity in the event of a sale to, merger with, or acquisition of all or substantially all of such party’s assets by such entity, and each party hereby consents to such assignment in advance. For purposes of this Section 13.4, a “TiVo Change of Control” is defined as (i) any transaction or series of related transactions whether by operation of law or otherwise (including, without limitation, any merger, consolidation or other form of reorganization) in which the outstanding securities of TiVo are exchanged for securities or other consideration issued, or caused to be issued, by an acquiring corporation, company or other entity or Group (as such term is used in Rule 13d-5 under the United States Securities Exchange Act of 1934), other than a transaction effected solely for the purposes of changing the form or jurisdiction of organization of TiVo, unless the holders of TiVo as constituted immediately prior to the transaction or series of related transactions will hold immediately after the transaction a majority of the voting power of the surviving entity; (ii) a sale or transfer of all or substantially all of the business or assets of TiVo; (iii) an event or series of events under which a person, corporation, company or other entity or a Group (as such term is used in Rule 13d-5 under the United States Securities Exchange Act of 1934) (each, a “Person”) that did not previously control, directly or indirectly, a majority of the board of directors or other governing body of TiVo obtains direct or indirect control of the board of directors or other governing body of TiVo; including, without limitation, an event or series of events in which a Person that did not previously own or control, directly or indirectly, a majority of the voting stock of TiVo, acquires or obtains control, directly or indirectly, of a majority of the voting stock of TiVo; or (iv) the entry into any agreement, written or oral, formal or informal, pursuant to which a Person that did not previously have, directly or indirectly, operational control of TiVo obtains direct or indirect operational control of TiVo. TiVo shall provide DIRECTV with prompt written notice of any TiVo Change of Control, no later than [*].

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.5 Governing Law. This Agreement and all matters or issues related hereto or arising hereunder shall be governed by the laws of the State of California, without regard to principles of conflicts of law, as such laws would apply to contracts entered into by California residents and performed entirely in California. The parties agree that all disputes and litigation regarding this Agreement and matters connected with its performance shall be brought in a federal court in the Northern District or Central District of California or in state court in Los Angeles County or Santa Clara County, California, and each party irrevocably submits to the jurisdiction and venue of any such court in any such action or proceeding.

13.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

13.7 Notices. All notices permitted or required under this Agreement shall be in writing and shall be delivered to the address(es) for notice set forth below or such other address as either party may specify in writing. Notices shall be effective (i) on the date received, if delivered by hand; (ii) on the date sent if sent by facsimile with confirmation, (ii) on the next business day following delivery thereof to an air courier for overnight delivery, and (iii) on the fifth business day after deposit into either the United States mail service (as applicable), postage prepaid, return receipt requested.

To: TiVo Inc.	To: DIRECTV, Inc.
Chief Executive Officer	Eric Shanks, Senior Vice President Advanced Services

2160 Gold Street	2230 East Imperial Highway
Alviso, CA 95002	El Segundo, California 90245
Fax: (408) 519-5330	Fax: (310) 964-3676

With a copy to:	With a copy to:
TiVo Inc.	DIRECTV, Inc.
General Counsel: Matthew Zinn	General Counsel
2160 Gold Street	2230 East Imperial Highway
Alviso, CA 95002	El Segundo, California 90245
Fax: (408) 519-5330	Fax: (310) 964-4991

13.8 Force Majeure. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for payments of money) on account of strikes (other than strikes of a party’s own employees), shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions (other than with respect to a party’s own employees), earthquakes, material shortages or any other causes that are beyond the reasonable control of such party; provided, however, that the parties will use commercially reasonable efforts, including the implementation of business continuity measures, to mitigate the effects of such force majeure.

13.9 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by TiVo to DIRECTV are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(56) of the United States Bankruptcy Code.

The Parties agree that DIRECTV, as licensee of such rights and licenses, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, provided that DIRECTV abides by the terms of this Agreement.

13.10 Injunctive Relief. It is understood and agreed that, notwithstanding any other provision of this Agreement, any breach of Section 9 (Confidentiality) or the licenses granted in Section 2 (License Grants; Commercial Use) and any restrictions related thereto will cause irreparable damage for which recovery of money damages would be inadequate, and that both parties shall therefore be entitled to obtain timely injunctive relief to protect their respective rights under this Agreement, in addition to any and all remedies available at law.

13.11 Export Controls. Each party agrees that it will comply with all U.S. export control laws and the applicable regulations thereunder, as well as any other applicable laws of the U.S. affecting the export of technology.

13.12 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

13.13 Counterparts. The Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement.

13.14 Entire Agreement. This Agreement, including any exhibits and schedules attached hereto, in conjunction with the Development Agreement and, upon exercise of DIRECTV’s option, the Technology License Agreement, constitute the entire agreement between DIRECTV and TiVo with respect to the subject matter specifically set forth herein.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their respective duly authorized officers.

TIVO Inc.		DIRECTV, INC.

By:	/s/ Michael Ramsay	By:	/s/ Eric Shanks
Name:	Michael Ramsay	Name:	Eric Shanks
Title:	Chief Executive Officer	Title:	Senior Vice President, Advanced Services